Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, related to the offer and resale of certain shares of common stock, prepared by Par Pacific Holdings, Inc. of information contained in our report dated February 25, 2016, with respect to estimates of reserves and future net revenue of Par Pacific Holdings, Inc., as of December 31, 2015. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III

C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

September 2, 2016

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